Exhibit 3.21

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

APL SOUTHTEX PIPELINE COMPANY LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of APL SouthTex Pipeline Company LLC (the “Company”) dated as of May 7, 2013 is made by APL SouthTex Midstream LLC, a Delaware limited liability company (the “Member”), to establish a limited liability company. The Member, intending to be legally bound, hereby continues the Company as a limited liability company and sets forth the terms of its agreement as to the affairs of the Company and the conduct of its business, as follows:

RECITALS

WHEREAS, the Company was formed under the name “TEAK Texana Pipeline Company LLC” as a limited liability company under the Texas Business Organizations Code (as amended from time to time, the “TBOC”), on March 23, 2007 by the filing of a Certificate of Formation (the “Certificate”), as amended on August 3, 2010 and October 13, 2010, with the Secretary of State of the State of Texas and the execution by certain members of a Limited Liability Company Agreement dated March 29, 2007, as amended on August 4, 2010 (the “Original Agreement”); and

WHEREAS, the Member, being the sole member, desires to amend and restate the Original Agreement in its entirety.

AGREEMENT

1. FORMATION AND PURPOSE

1.1 Formation. In accordance with the TBOC, the Member hereby organizes a limited liability company for the purposes hereinafter expressed.

1.2 Purpose. The Company’s purpose shall be to engage in all lawful businesses for which limited liability companies may be organized under the TBOC. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

2. MANAGEMENT & MEETINGS

2.1 Management. The management of the business and affairs of the Company shall be vested in the Member who shall have the power to do any and all acts necessary or convenient to, or for the furtherance of, the business and affairs of the Company and who shall have the power and authority to bind the Company.

2.2 Meetings. No meetings of the Members need be held. However, if there is ever more than one member of the Company, meetings of the members (the “Members”) may be called by a Member, or a combination of Members.

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2.3 Action by Written Consent. Any action by the Member may be taken in the form of a written consent rather than at a Member’s meeting. The Company shall maintain a permanent record of all actions taken by the Member.

2.4 Officers.

2.4.1 The officers of the Company shall be appointed by the Member and shall consist of a president, chief financial officer, chief operating officer and secretary, and such other officers and assistant officers as may be deemed necessary or desirable by the Member (each an “Officer”). Unless the Member decides otherwise, if the title is one commonly used for officers of a business entity formed under the TBOC, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any number of offices may be held by the same person. In its discretion the Member may choose not to fill any office for any period as it may deem advisable, except that the offices of president, chief financial officer and secretary shall be filled as expeditiously as possible. The Member does hereby appoint the individuals set forth in Schedule A as the current Officers of the Company.

2.4.2 Except as provided by this Agreement, the Member shall delegate to the Officers powers to manage the business and affairs of the Company, and shall fix the duties of all Officers.

2.4.3 Vacancies may be filled or new offices created and filled by the Member. Each Officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

2.4.4 Any Officer or agent appointed by the Member may be removed by the Member with or without cause, whenever in its judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

2.4.5 Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Member for the unexpired portion of the term of the office.

3. RIGHTS AND DUTIES OF THE MEMBER

3.1 Powers of the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the Member under the laws of the State of Texas. Notwithstanding the foregoing, the Member’s powers shall be limited by any limitations imposed by the Certificate of Formation of the Company.

3.2 Indemnification. The Member shall, and any employee or agent of the Company or employee or agent of the Member in connection with services to the Company may, in the Member’s absolute discretion, be indemnified by the Company to the fullest extent permitted by the TBOC and as may be otherwise permitted by applicable law.

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4. TITLE TO COMPANY PROPERTY

4.1 Title in Company Name. All real and personal property shall be acquired in the name of the Company and title to any property so acquired shall vest in the Company itself rather than in the Member.

5. CAPITAL CONTRIBUTIONS

5.1 Capital Contributions. The Member may, but shall not be required, to make capital contributions to the Company.

5.2 Limitation of Liability of Member. Except as otherwise provided in the TBOC, the Member shall not have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond the Member’s capital contribution.

5.3 Loans. If the Member makes any loans to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. Interest shall accrue on any such loan at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).

6. LIMITED LIABILITY COMPANY INTEREST

6.1 Limited Liability Company Interest. The Limited Liability Company Interest of the Member shall be as set forth on Schedule B.

7. DISTRIBUTIONS

7.1 Distributions. Distributions shall be made to the Member (in cash or in kind) at the times and in the aggregate amounts determined by the Member and as permitted by applicable law.

8. ELECTIONS

8.1 Elections. The Member may make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

9. ADMISSION OF ADDITIONAL MEMBERS

9.1 Admission of Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Member only if a new limited liability company agreement or an amendment and restatement of this Agreement is executed.

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10. DISSOLUTION AND LIQUIDATION

10.1 Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following (“Liquidating Events”):

10.1.1 the written consent of the Member; or

10.1.2 the entry of a decree of judicial dissolution under the TBOC.

The Company shall not be dissolved for any other reason, including without limitation, the Member becoming bankrupt or executing an assignment for the benefit of creditors and any such bankruptcy or assignment shall not effect a transfer of any portion of the Member’s membership interest in the Company.

10.2 Liquidation. Upon dissolution, the Company shall be wound up and liquidated by the Member or by a liquidating manager selected by the Member. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

10.2.1 to creditors, including the Member if he is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under the TBOC; and then

10.2.2 to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

10.2.3 to the Member, which liquidating distribution may be made to the Member in cash or in kind, or partly in cash and partly in kind.

10.3 Certificate of Termination. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Member shall, on behalf of the Company, prepare and file a certificate of termination with the Texas Secretary of State, as required by the TBOC. When such certificate is filed, the Company’s existence shall cease.

11. ACCOUNTING AND FISCAL MATTERS

11.1 Fiscal Year. The fiscal year of the Company shall be the calendar year.

11.2 Method of Accounting. The Member shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

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11.3 Financial Books and Records. All books of account shall, at all times, be maintained in the principal office of the Company or at such other location as specified by the Member.

12. MISCELLANEOUS

12.1 Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and, subject to Section 10, its successors, heirs, personal representatives, and assigns.

12.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to conflict of laws principles.

12.3 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.4 Gender. As used in this Agreement, the masculine gender shall include the feminine and the neuter, and vice versa and the singular shall include the plural.

12.5 Amendment. This Agreement may be amended at any time upon the determination of the Member, provided that no amendment to this Agreement shall be valid and binding unless any consent of the holder of outstanding mortgage indebtedness of the Company required under the documents evidencing and securing such indebtedness shall have been received by the Company.

12.6 Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

12.7 Binding Agreement. Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member in accordance with its terms.

[SIGNATURE CONTAINED ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Member, intending to be legally bound, has signed this Agreement as of the date first written above.

SOLE MEMBER: APL SOUTHTEX MIDSTREAM LLC, a Delaware limited liability company

By:	/s/ Eugene N. Dubay
Name: Eugene N. Dubay
Title: President

{SIGNATURE PAGE TO APL SOUTHTEX PIPELINE COMPANY LLC AGREEMENT}

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SCHEDULE A

CURRENT OFFICERS

Name	Office
Eugene N. Dubay	President

Patrick J. McDonie	Senior Vice President and Chief Operating Officer

Robert W. Karlovich, III	Chief Financial Officer

Gerald R. Shrader	Secretary

Janice Sharpton	Assistant Secretary

Julie Wilson	Assistant Secretary

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SCHEDULE B

LIST OF MEMBERS

Name of Member and Address	Percentage
APL SouthTex Midstream LLC 110 W. 7th St., Suite 2300 Tulsa, Oklahoma 74137	100%

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